UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2010

DUKE ENERGY CORPORATION

 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2010, the Compensation Committee (“Committee”) of the Board of Directors of Duke Energy Corporation (the “Company”) established the 2010 short-term performance program (“STPP”) under the Duke Energy Corporation Executive Short-Term Incentive Plan for Ms. Good and Messrs. Manly and Turner, our named executive officers other than Mr. Rogers, who does not participate in the STPP.  Similar to 2009, each participating named executive officer’s 2010 STPP opportunity is based on an adjusted diluted earnings per share (“EPS”) goal, an operations and maintenance (“O&M”) expense control goal, a reliability goal, and strategic and operational team and individual goals, which comprise 50%, 20%, 10% and 20%, respectively, of each participating named executive officer’s 2010 STPP opportunity.  If a separate threshold level of adjusted diluted EPS is not achieved, the participating named executive officers will not receive any payouts under the 2010 STPP.  Payouts are also subject to a potential adjustment, which can increase or decrease payouts by 5%, depending on performance relative to safety measures.  The target opportunity for each of Ms. Good and Messrs. Manly and Turner is 80% of annual base salary.  Depending on performance, each named executive officer could receive from 0% to 183.75% of his or her target opportunity.  Some or all of the performance measures listed above are expected to be utilized in future years.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: February 26, 2010	By:	/s/ Marc E. Manly
	Name:	Marc E. Manly

	Title:	Group Executive, Chief Legal Officer and Corporate Secretary